Exhibit 4.1

FORM OF CONVERSION AGREEMENT

0% Convertible Note

This Note Conversion Agreement (this “Agreement”) is made and entered into as of March __, 2020 (the “Effective Date”), by and between __________________ (the “Noteholder”), and Cool Holdings, Inc., a Maryland corporation (“Company”).

W I T N E S S E T H:

WHEREAS, on the Effective Date, the Noteholder holds a 0% convertible note (“Convertible Note”) issued by the Company on January 19, 2018 in the principal amount of $91,666;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties agree as follows:

1.

Notwithstanding anything to the contrary in the Convertible Note, on or around March 31, 2020 (the “Closing”), the entire outstanding principal amount on the Noteholder’s Convertible Note as of the Effective Date shall be converted into and exchanged for 539,211 common shares (“Common Shares”) of the Company, which shall be issuable to RoyalCan Investment LP for the benefit of the Noteholder.

2.	The Noteholder hereby agrees to promptly mark its Convertible Note as “canceled” and return it to the Company.
3.

This Agreement and the covenants, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the respective parties hereto and their respective successors and assigns.

4.	This Agreement is intended only to effect the conversion into and exchange of the Noteholder’s Convertible Note for Common Shares.
5.

This Agreement may be executed by one or both of the parties in several counterparts and all such counterparts so executed shall together be deemed to constitute one final agreement as if signed by both parties, and each such counterpart shall be deemed to be an original.

6.

Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

7.	The recitals set forth in this Agreement are hereby incorporated into and made a part of this Agreement for all purposes.
8.

This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Maryland, without giving effect to any conflict‑of‑laws rule or principle that might result in the application of the laws of another jurisdiction.

EXECUTED and DELIVERED to be effective as of the date set forth above.

COMPANY:

Cool Holdings, Inc.

By:

Name: Vernon A. LoForti

Title:    SVP & CFO

NOTEHOLDER:

______________________

By:

Name:

Title: